Exhibit 15.5

AMENDED CHARTER OF THE COMPENSATION COMMITTEE OF

J-LONG GROUP LIMITED

July 26, 2024

Membership

The Compensation Committee (the “Committee”) of the board of directors (the “Board”) of J-Long Group Limited (the “Company”) shall consist of three or more directors. Each member of the Committee shall be independent in accordance with the rules of the Nasdaq Capital Market and the Company’s independence guidelines for members of the Committee.

At least two members of the Committee must qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The members of the Committee shall be appointed by the Board based on recommendations from the nominating and corporate governance committee of the Board. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

Purpose

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the review and determination of executive compensation.

Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

To review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation.

To review and make recommendations to the Board regarding the compensation of all other executive officers.

To review and make recommendations to the Board regarding incentive compensation plans and equity-based plans, and where appropriate or required, recommend such plans for approval by the stockholders of the Company, which includes the ability to adopt, amend and terminate such plans. The Committee shall also have the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan.

To review, and make recommendations to the Board regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans.

To determine stock ownership guidelines for the CEO and other executive officers and monitor compliance with such guidelines.

To review and make recommendations to the Board regarding any employee benefit plans for the Company, which includes the ability to adopt, amend and terminate such plans and the ability to delegate oversight of such plans.

To review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

To review all director compensation and benefits for service on the Board and Board committees at least once a year and to recommend any changes to the Board as necessary.

To develop and recommend to the Board for approval an Officer succession plan (the “Succession Plan”), to review the Succession Plan periodically, develop and evaluate potential candidates for executive positions and recommend to the Board any changes to, and any candidates for succession under, the Succession Plan.

To oversee, in conjunction with the Board, the engagement with stockholders and outside advisory firms on executive compensation matters.

In the event of a restatement of the Company’s financial statements and in accordance with the provisions of the Company’s Compensation Recovery Policy, a copy of which is attached hereto as Exhibit A: (i) to review and determine such executive officers who served at any time during the performance period for the incentive-based compensation; (ii) to determine the relevant recovery period; (iii) to determine the amount of incentive-based compensation that is to be recovered pursuant to the Company’s Compensation Recovery Policy and establish procedures for recovery thereof; (iv) to maintain documentation of the above-referenced determinations; and (v) to provide a written report to the Board containing the Committee’s determination and recommendation with respect to the amount(s), if any, of incentive compensation to be recovered pursuant to the Company’s Compensation Recovery Policy.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

In retaining or seeking advice from compensation consultants, outside counsel and other advisors (other than the Company’s in-house counsel), the Committee must take into consideration the factors specified in rules of the Nasdaq Capital Market. The Committee may retain, or receive advice from, any compensation advisor they prefer, including ones that are not independent, after considering the specified factors. The Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K.

Structure and Operations

The Board shall designate a member of the Committee as the chairperson. The Committee shall meet at least four times a year at such times and places as it deems necessary to fulfill its responsibilities. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee may invite such members of management to its meetings as it deems appropriate. However, the Committee shall meet regularly without such members present, and in all cases the CEO and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion. Subject to applicable law, rules and regulations and the organizational documents of the Company, the Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more officers of the Company.

Performance Evaluation

The Committee shall conduct an annual evaluation of the performance of its duties under this charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

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